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                       FUND ACCOUNTING SERVICING AGREEMENT

          This contract between Strong Schafer Value Fund, Inc., a Maryland corporation, hereinafter called the "Company," and Strong Capital Management, Inc. ("Strong"), a Wisconsin corporation, hereinafter called "Strong," is entered into on this 1st day of February, 1996.

                                   WITNESSETH:

          WHEREAS, the Company is an open-end investment company;

          WHEREAS, Strong is in the business of providing, among other things, accounting services to investment companies;

          NOW, THEREFORE, the Company and Strong do mutually promise and agree as follows:

          1. Services. Strong agrees to provide the following administration and accounting services to the Company:

               A.   Portfolio Accounting Services:

                    (1) Maintain portfolio records on a trade date basis using security trade information communicated from the Company's investment manager on a timely basis.

                    (2) For each day on which the New York Stock Exchange is open for trading, determine prices as of the close of such trading of the Company's securities, apply those prices to the portfolio positions, and compute the net asset value per share of the outstanding shares of the common stock of the Company. For those securities where market quotations are not readily available, the Board of the Company shall approve, in good faith, the method for determining the fair value for such securities.

                    (3) Identify interest and dividend accrual balances as of each such valuation date and calculate gross earnings on investments for the accounting period.

                    (4) Determine gain/loss on security sales and identify them as to short-short, short-term or long-term status; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.


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               B.   Expense Accrual and Payment Services:

                    (1) For each valuation date, calculate the expense accrual amounts as directed by the Company as to methodology, rate or dollar amount.

                    (2) Record payments for fund expenses upon receipt of written authorization from the Company.

                    (3) Account for fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Strong and the Company.

                    (4)  Provide expense accrual and payment reporting.

               C.   Fund Valuation and Financial Reporting:

                    (1) Account for fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other fund share activity as reported by the transfer agent on a timely basis.

                    (2) Apply equalization accounting as directed by the Company.

                    (3) Determine net investment income (earnings) for the Company as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

                    (4) Maintain a general ledger for the Company in the form defined by the Company.

                    (5) For each day that the New York Stock Exchange is open for trading, determine the net asset value of the Company according to the accounting policies and procedures set forth in the prospectus.

                    (6) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of fund operation at such time as required by the nature and characteristics of the Company.

                    (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

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                    (8)  Prepare monthly reports which document the adequacy of accounting detail to support month-end ledger balances.

               D.   Tax Accounting Services:

                    (1) Maintain tax accounting records for the Company to support the tax reporting required for IRS-defined regulated investment companies.

                    (2)  Maintain tax lot detail for the Company.

                    (3) Calculate taxable gain/loss on security sales using the tax cost basis defined for the Company.

                    (4) Provide the necessary financial information to support taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

               E.   Compliance Control Services:

                    (1) Support reporting to regulatory bodies and support financial statement preparation by making the fund accounting records available to the Company, the Securities and Exchange Commission, and the outside auditors.

                    (2) Maintain accounting records according to the Investment Company Act of 1940 and regulations provided thereunder.

          2. Changes in Accounting Procedures. Any resolution passed by the Board of the Company that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by Strong.

          3. Changes in Equipment, Systems, Service, Etc. Strong reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Company under this Agreement.

          4. Compensation. Strong shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit A and as mutually agreed upon and amended from time to time.

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          5.   Performance of Service. Strong shall exercise reasonable care in the performance of its duties under this Agreement. The Company agrees to reimburse and make Strong whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with its actions under this Agreement so long as Strong acts in good faith and is not negligent or guilty of any willful misconduct.

          Strong shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, natural or state emergencies, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of transportation, communication or power supply.

          In the event of a mechanical breakdown beyond its control, Strong shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Strong will make every reasonable effort to restore any lost or damaged data and the correcting of any errors resulting from such a breakdown will be at the expense of Strong. Strong agrees that it shall at all times have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect Strong's premises and operating capabilities at any time during regular business hours of Strong, upon reasonable notice to Strong.

          This indemnification includes any act, omission to act, or delay by Strong in reliance upon, or in accordance with, any written or oral instruction it receives from any duly authorized officer of the Company.

          Regardless of the above, Strong reserves the right to reprocess and correct administrative errors at its own expense.

          6. No Agency Relationship. Nothing herein contained shall be deemed to authorize or empower Strong or the Company to act as agent for any other party to this Agreement, or to conduct business in the name of, or for the account of, any other party to this Agreement.

          7. Ownership of Records. All records prepared or maintained by Strong on behalf of the Company remain the property of the Company and will be surrendered promptly to the Company on the written request of an authorized officer of the Company.

          8. Confidentiality. Strong shall handle in confidence all information relating to the Company's business,

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which is received by Strong during the course of rendering any service hereunder.

          9. Data Necessary to Perform Services. The Company, either itself or through Strong, shall furnish to Strong the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

          10. Notification of Error. The Company will notify Strong of any balancing or control error caused by Strong within three (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder, whichever is earlier.

          11. Term of Agreement. This Agreement may be terminated by either party upon giving sixty (60) days' prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be replaced or modified by a subsequent agreement between the parties.

          12. Duties in the Event of Termination. In the event that in connection with termination a Successor to any of Strong's duties or responsibilities hereunder is designated by the Company by written notice to Strong, Strong will promptly, upon such termination and at the expense of the Company, transfer to such Successor all relevant books, records, correspondence and other data established or maintained by Strong under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which Strong has maintained the same, the Company shall pay any expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Strong's personnel in the establishment of books, records and other data by such successor.

          13. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

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          IN WITNESS WHEREOF, the due execution hereof on the date first above written.

ATTEST:                                          Strong Schafer Value Fund, Inc.


__________________________                       By___________________________


ATTEST:                                          Strong Capital Management, Inc.


__________________________                       By____________________________



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                         STRONG CAPITAL MANAGEMENT, INC.
                              MUTUAL FUND SERVICES

                          FUND VALUATION AND ACCOUNTING
                               ANNUAL FEE SCHEDULE

-    Annual fee per fund based on market value of assets:

     $20,000 for first $40,000,000
     1/100 of 1% (1 Basis Point) on the next $200,000,000
     5/1000 of 1% (one-half Basis Point) on the balance

-    Out-of-Pocket Expenses

-    Fees are billed monthly


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